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                                                                    EXHIBIT 99.3


                                AMENDMENT NO. 3
                                     TO THE
                   INDUS INTERNATIONAL, INC. 1997 STOCK PLAN


         This Amendment No. 3 ("Amendment") to the Indus International, Inc. 1997 Stock Plan is made and executed this 6th of March, 2001, to be effective as of the date hereof.

         WHEREAS, the Board of Directors of Indus International, Inc. (the "Corporation"), deems it to be in the best interests of the Corporation and its stockholders to effect an amendment to the Indus International, Inc. 1997 Stock Plan (the "Plan") to increase the number of shares authorized under the Plan to 12,500,000.

         NOW, THEREFORE, in accordance with the terms of the Plan, the Plan is hereby amended as follows:

         1. STOCK SUBJECT TO PLAN. Section 3 of the Plan is hereby amended by deleting the first sentence of such Section and substituting the following in lieu thereof:

         "Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 12,500,000."

         2. EFFECT OF AMENDMENT. As modified hereby, the provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be duly executed as of the date first above written.

                                           INDUS INTERNATIONAL, INC.


                                           /s/ J. Michael Highland
                                           -------------------------------------
                                           By:      J. Michael Highland
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer